EXHIBIT 99.1

Contact: Anne H. Lloyd
Executive Vice President and Chief
Financial Officer
(919) 783-4660
www.martinmarietta.com

MARTIN MARIETTA REPORTS FIRST-QUARTER RESULTS

Earnings Per Diluted Share of $0.07

Consolidated Gross Margin Expands By 500 Basis Points

Aggregates Product Line Volume Up 17% and Pricing Up 11%

Company Raises Annual Aggregates Pricing Guidance

Magnesia Specialties Generates Record First-Quarter Net Sales and Gross Profit

RALEIGH, North Carolina (April 30, 2015) – Martin Marietta Materials, Inc. (NYSE:MLM) today reported its results for the first quarter ended March 31, 2015.

Ward Nye, Chairman, President and CEO of Martin Marietta, stated: “We are pleased to report improved margins and increased profitability, both considerably ahead of our internal plans, and a first-quarter profit for the first time since 2008. These quarterly results serve as a further validation of our success in executing on our strategic objectives, as well as our relentless commitment to operational excellence and cost discipline. Notably, we achieved volume growth and reported a double-digit pricing increase in our heritage aggregates product line despite severe late winter weather in many markets and significant rainfall in Texas.  We view this volume and pricing momentum as an indication of a more construction-centric phase of economic recovery. Our first-quarter results and outlook for the full year have led us to increase our annual aggregates product line pricing guidance from an increase of 4% to 6% to an increase of 7% to 9% over 2014.

“Texas ranks second in the nation in job growth, supported by increased construction activity and a diverse industrial base.  Our leading position in Texas’ major northern, central and southern markets will allow us to capitalize on this trend as our customers’ backlogs across the construction end-use spectrum continue to improve. Construction activity is led by the state Department of Transportation’s nearly $9 billion fiscal year 2015 letting budget, which includes multi-year projects and adds to an existing infrastructure backlog. Texas also ranks first in nonresidential starts, with $39 billion in the trailing-12 months, and second in housing starts, which represented more than 15% of the nation’s housing starts for the trailing-12 months through March.

“We continue to see indicators of further recovery in the eastern half of the United States, where Martin Marietta has leading market positions. North Carolina, Georgia and Florida all rank in the top five in job growth and, similar to Texas, construction activity is improving. Further, both North Carolina and Georgia are among several states considering legislation to expand infrastructure funding, supporting the importance of transportation investment in spurring economic growth. Additionally, Iowa enacted a $0.10 per gallon increase in the state gas tax on March 1, 2015, to increase annual funding for infrastructure projects by an estimated $215 million.

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MLM Announces First-Quarter 2015 Results

April 30, 2015

“The Cement and Magnesia Specialties businesses made significant contributions to our quarterly earnings and cash generation. The Cement business continues to benefit from a sold out Texas market, which is operating near current peak utilization from a domestic capacity perspective. For the quarter, the business generated earnings before interest, income taxes, depreciation, depletion and amortization, or EBITDA, of $27.5 million. The Magnesia Specialties business is operating at physical capacity and leveraged record net sales to expand its gross margin (excluding freight and delivery revenues) 160 basis points over the prior-year quarter.”

Mr. Nye continued, “In addition to operational excellence and cost discipline, our performance reflects the execution of our other core foundational pillars: world-class safety, ethical conduct, sustainability, and customer satisfaction. Our employees remain focused on these principles and delivered exceptional first-quarter performance. We look forward to building on our progress to further increase shareholder value.”

NOTABLE ITEMS FOR THE QUARTER (ALL COMPARISONS ARE VERSUS THE PRIOR-YEAR FIRST QUARTER)

•	Earnings per diluted share of $0.07 compared with a loss of $0.47 (which includes a $0.12 per diluted share charge for business development expenses related to the TXI acquisition)
•	Consolidated net sales of $631.9 million compared with $379.7 million, an increase of 66%
•	Aggregates product line volume increase of 17.1%; aggregates product line price increase of 11.4%
o	Heritage aggregates product line volume increase of 7.0%, excluding shipments from 2014 divestitures from prior-year quarter; reported heritage volume increase of 3.7%
o	Heritage aggregates product line price increase of 10.5%
•	Cement business net sales of $96.6 million, earnings from operations of $12.2 million and EBITDA of $27.5 million
•	Magnesia Specialties net sales of $58.8 million and earnings from operations of $17.8 million
•

Heritage consolidated gross margin (excluding freight and delivery revenues) of 12.5%, up 570 basis points; consolidated gross margin (excluding freight and delivery revenues) of 11.8%, up 500 basis points

•	Consolidated selling, general and administrative expenses (SG&A) of $49.5 million, or 7.8% of net sales, a reduction of 120 basis points
•

Consolidated earnings from operations of $25.6 million compared with a loss from operations of $15.9 million (which includes $9.5 million of business development expenses related to the TXI acquisition)

QUARTERLY OPERATING RESULTS (ALL COMPARISONS ARE VERSUS THE PRIOR-YEAR FIRST QUARTER UNLESS NOTED OTHERWISE)

Aggregates Business

Heritage aggregates product line shipments reflect growth in all end-use markets. Shipments to the infrastructure market comprised 40% of quarterly volumes and increased 8%. Growth was driven by large projects in the Mid-America Group (notably in North Carolina and Iowa) and the Southeast Group. Shipments in the West Group were hampered by rainfall. The federal highway bill, Moving Ahead for Progress in the 21st Century, or MAP-21, will expire on May 31, 2015. However, management anticipates the U.S. Congress will pass another continuing resolution through the fall, while working towards passage of a multi-year bill.

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MLM Announces First-Quarter 2015 Results

April 30, 2015

The nonresidential market represented 34% of quarterly heritage aggregates product line shipments and increased slightly. Diversified state economies have generated other nonresidential and infrastructure projects to replace energy-related shipments currently displaced by volatility in oil prices. Further, the Company expects energy-related activity to remain strong, supported by more than $100 billion of planned projects along the Gulf Coast, including a significant portion in Texas. Nonresidential activity varies significantly by state, with growth strongest in Texas and California. The Dodge Momentum Index for March was 122.3. For the first three months of 2015, the index was 12% higher than the comparable period in 2014, signaling continued growth in nonresidential activity.

The residential end-use market accounted for 15% of quarterly heritage aggregates product line shipments, and volumes to this market increased 4%. The overall rate of residential growth has slowed compared with the last few years, in part due to a temporary reduction in available building lot inventory in the Company’s markets. Importantly though, subdivision development, which consumes the majority of stone used in residential construction activity, has increased in a number of states. Notably, Colorado, Georgia, Florida and South Carolina all reported double-digit growth in housing starts for the trailing-12 months through March. The ChemRock/Rail market accounted for the remaining 11% of heritage aggregates product line volumes and increased slightly, led by higher ballast shipments. This growth reflects the increasing investment in capacity expansion and maintenance by major railroads.

Overall, heritage aggregates product line shipments increased 7.0%, excluding shipments from the third-quarter 2014 divestiture of three operations from the prior-year quarter. The divestiture included an Oklahoma quarry and two Dallas, Texas rail yards and was required by the Department of Justice in the TXI acquisition. Shipments from these divestitures continue to be reported in heritage volumes in the prior-year quarter. Aggregates product line shipments in the Mid-America Group increased 18.1%, and the Southeast Group achieved an increase of 2.2%. The West Group shipments were up slightly, excluding shipments from the divested operations from the prior-year quarter. The reported variance for the West Group is a 6.1% decline.

Heritage aggregates product line pricing represents growth in all reportable groups, led by the 17.6% increase in the West Group. The most significant improvement was achieved in South Texas. The Southeast Group and Mid-America Group reported increases of 6.0% and 3.2%, respectively.

The legacy TXI aggregates product line operations continue to benefit from integration, which has resulted in expanded margins. Inclusive of two small acquisitions completed during the first quarter, these operations had net sales of $31.9 million and a gross margin (excluding freight and delivery revenues) of 21.7%.

The heritage ready mixed concrete product line reported an 11% increase in average selling price, which led to an 8% increase in net sales and a 490-basis-point improvement in gross margin (excluding freight and delivery revenues). Winter production reflects increased costs for additives, which is passed along to customers. The legacy TXI ready mixed concrete shipments and profitability reflect the impact of rain in Texas. For the quarter, these operations contributed $86 million of net sales. The hot mixed asphalt product line reported a 3% increase in average selling price and $10 million of net sales.

Weather adversely affected the aggregates product line total production cost per ton shipped, which remained relatively flat. Lower energy costs continue to benefit the cost structure.

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MLM Announces First-Quarter 2015 Results

April 30, 2015

The heritage Aggregates business gross margin (excluding freight and delivery revenues) was 9.7%, an increase of 730 basis points. The Southeast Group, which benefitted from recovery in Georgia and improved performance by offshore operations, led with an increase of 1,040 basis points. Incremental margin for the heritage aggregates business was 76% and was led by the Mideast and Southeast Divisions.

Magnesia Specialties Business

Magnesia Specialties continued to deliver strong performance and generated first-quarter record net sales of $58.8 million. First-quarter earnings from operations were $17.8 million compared with $16.3 million.

Cement Business

The Cement business is benefitting from continued strength in Texas markets, where demand exceeds local supply. The Portland Cement Association, or PCA, forecasts continued supply/demand imbalance in Texas over the next several years. For the quarter, the business generated $96.6 million of net sales and $19.0 of gross margin. The business incurred $5.4 million in planned cement kiln maintenance costs, which are expected to be heaviest in the third and fourth quarters. First-quarter operating results were negatively affected by wet weather in Texas, which delayed some shipments to the balance of the year. During the first quarter, the Company announced price increases of $10 per ton in the Texas and California markets effective April 1.

CONSOLIDATED OPERATING RESULTS

Consolidated SG&A was 7.8% of net sales compared with 9.0% in the prior-year quarter. The reduction of 120 basis points reflects the growth of net sales outpacing the increase in SG&A, partially offset by higher pension expense. The Company incurred acquisition-related expenses of $1.6 million, which is the expected run rate for the next few quarters. Earnings from operations for the quarter were $25.6 million compared with a loss from operations of $15.9 million in the prior-year period.

The Company recorded an income tax benefit of $0.8 million for the quarter, driven by discrete events, which include the exercise of converted stock awards issued to former TXI personnel. Excluding discrete items, the estimated effective income tax rate would have been 31%, in line with annual guidance. For the year, the Company expects to fully utilize allowable net operating loss carryforwards of $363 million acquired with TXI.

LIQUIDITY AND CAPITAL RESOURCES

Cash provided by operating activities for the first quarter was $35.1 million in 2015 compared with $6.6 million in 2014. The increase is principally attributable to higher earnings before depreciation, depletion and amortization expense, partially offset by cash payments in 2015 for 2014 taxes.

At March 31, 2015, the ratio of consolidated debt to consolidated EBITDA, as defined, for the trailing-12 months was 2.4 times, in compliance with the Company’s leverage covenant.

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MLM Announces First-Quarter 2015 Results

April 30, 2015

SHARE REPURCHASE PROGRAM

The Company is authorized to execute a share repurchase program under which it may acquire up to 20 million shares of its outstanding common stock. Future repurchases are expected to be carried out through a variety of methods, which may include open market purchases, privately negotiated transactions, block trades, accelerated share purchase transactions, or any combination of such methods. The Company expects to complete the repurchase program over the next several years, though the actual timing of completion will be based on an ongoing assessment of the capital needs of the business, the market price of the Company’s common stock and general market conditions. Share repurchases will be executed based on then-current business and market factors so the actual return of capital in any single quarter may vary. The repurchase program may be modified, suspended or discontinued by the Board at any time without prior notice.

FULL-YEAR OUTLOOK

The Company is encouraged by positive trends in its business and markets, notably:

•	Nonresidential construction is expected to increase in both the heavy industrial and commercial sectors. The Dodge Momentum Index remains high and signals continued growth.
•	Energy-related economic activity, including follow-on public and private construction activities in the Company’s primary markets, is anticipated to remain strong.
•

Residential construction is expected to continue to grow, driven by historically low levels of construction activity over the previous several years, employment gains, low mortgage rates, significant lot absorption, higher multi-family rental rates and rising housing prices.

•

For the public sector, authorized highway funding from MAP-21 should remain stable compared with 2014. Additionally, state initiatives to finance infrastructure projects, including support from TIFIA, are expected to grow and continue to play an expanded role in public-sector activity.

Based on these trends and expectations, the Company anticipates the following for the full year:

•	Aggregates end-use markets compared to 2014 levels are as follows:
•	Infrastructure market to increase mid-single digits.
•	Nonresidential market to increase in the high-single digits.
•	Residential market to experience a double-digit increase.
•	ChemRock/Rail market to remain relatively flat.
•	Aggregates product line shipments to increase by 10% to 12% compared with 2014 levels.
•	Heritage aggregates shipments to increase 4% to 7%
•	Shipments from acquired TXI operations to more than double, reflecting a full year of ownership
•	Aggregates product line pricing to increase by 7% to 9% compared with 2014.
•	Aggregates product line production cost per ton shipped to decline slightly.
•	Aggregates-related downstream product lines to generate between $875 million and $925 million of net sales and $65 million to $70 million of gross profit.
•	Net sales for the Cement segment to be between $475 million and $500 million, generating $120 million to $130 million of gross profit.
•	Net sales for the Magnesia Specialties segment to be between $240 million and $250 million, generating $85 million to $90 million of gross profit.
•	SG&A expenses as a percentage of net sales to be less than 6.0%, despite an $18 million increase in heritage pension costs that resulted from a lower discount rate.

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MLM Announces First-Quarter 2015 Results

April 30, 2015

•	Interest expense to approximate $75 million to $80 million.
•	Estimated effective income tax rate to approximate 31%, excluding discrete events.
•	Consolidated EBITDA to range from $835 million to $875 million.
•

Capital expenditures to approximate $320 million, including $35 million of synergy-related capital and $80 million for the continued development of the new Medina limestone quarry outside of San Antonio. The Medina quarry is rail connected and will be able to ship aggregates products to South Texas, including Houston.

Mr. Nye concluded, “We are excited about the solid foundation we have created and the transformational power of Martin Marietta’s business model, which positions us to deliver substantial value to shareholders going forward. The integration of TXI continues on schedule and will, at a minimum, yield synergies in line with our updated guidance. We will continue to operate the business with rigorous discipline. The growing demand for building materials should allow us to strengthen our balance sheet, increase our financial flexibility and invest in our business, all while returning significant value to our shareholders through our repurchase program.”

RISKS TO OUTLOOK

The full-year outlook includes management’s assessment of the likelihood of certain risks and uncertainties that will affect performance. The most significant risks to the Company’s performance will be Congress’ actions and timing surrounding federal highway funding and uncertainty over the funding mechanism for the Highway Trust Fund. Management currently expects Congress to extend federal highway funding through continuing resolution through the fall of 2015. Further, a decline in consumer confidence may negatively impact investment in construction projects. While both MAP-21 and TIFIA credit assistance are excluded from the U.S. debt ceiling limit, this issue may have a significant impact on the economy and, consequently, construction activity. Other risks and uncertainties related to the Company’s future performance include, but are not limited to: both price and volume, and a recurrence of widespread decline in aggregates volume negatively affecting aggregates price; the termination, capping and/or reduction of the federal and/or state gasoline tax(es) or other revenue related to infrastructure construction; a significant change in the funding patterns for traditional federal, state and/or local infrastructure projects; a reduction in defense spending, and the subsequent impact on construction activity on or near military bases; a decline in nonresidential construction; a decline in energy-related drilling activity resulting from a sustained period of low global oil prices or changes in oil production patterns in response to this decline and certain regulatory or other economic factors; a slowdown in the residential construction recovery, or some combination thereof; a reduction in economic activity in the Company’s Midwest states resulting from reduced funding levels provided by the Agricultural Act of 2014 and a reduction in capital investment by the railroads; an increase in the cost of compliance with governmental laws and regulations; unexpected equipment failures, unscheduled maintenance, industrial accident or other prolonged and/or significant disruption to our cement production facilities; and the possibility that certain expected synergies and operating efficiencies in connection with the TXI acquisition are not realized within the expected time-frames or at all. Further, increased highway construction funding pressures resulting from either federal or state issues can affect profitability. If these negatively affect transportation budgets more than in the past, construction spending could be reduced. Cement is subject to cyclical supply and demand and price fluctuations. The Magnesia Specialties business essentially runs at capacity; therefore any unplanned changes in costs or realignment of customers introduce volatility to the earnings of this segment.

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MLM Announces First-Quarter 2015 Results

April 30, 2015

The Company’s principal business serves customers in aggregates-related construction markets. This concentration could increase the risk of potential losses on customer receivables; however, payment bonds normally posted on public projects, together with lien rights on private projects, help to mitigate the risk of uncollectible receivables. The level of aggregates demand in the Company’s end-use markets, production levels and the management of production costs will affect the operating leverage of the Aggregates business and, therefore, profitability. Production costs in the Aggregates business are also sensitive to energy and raw material prices, both directly and indirectly. Diesel fuel and other consumables change production costs directly through consumption or indirectly by increased energy-related input costs, such as steel, explosives, tires and conveyor belts. Fluctuating diesel fuel pricing also affects transportation costs, primarily through fuel surcharges in the Company’s long-haul distribution network. The Cement business is also energy intensive and fluctuations in the price of coal affects costs. The Magnesia Specialties business is sensitive to changes in domestic steel capacity utilization and the absolute price and fluctuations in the cost of natural gas.

Transportation in the Company’s long-haul network, particularly the supply of railcars and locomotive power and condition of rail infrastructure to move trains, affects the Company’s ability to efficiently transport aggregate into certain markets, most notably Texas, Florida and the Gulf Coast. In addition, availability of railcars and locomotives affects the Company’s ability to move dolomitic lime, a key raw material for magnesia chemicals, to both the Company’s plant in Manistee, Michigan, and customers. The availability of trucks, drivers and railcars to transport the Company’s product, particularly in markets experiencing high growth and increased demand, is also a risk and pressures the associated costs.

All of the Company’s businesses are also subject to weather-related risks that can significantly affect production schedules and profitability. The first and fourth quarters are most adversely affected by winter weather. Hurricane activity in the Atlantic Ocean and Gulf Coast generally is most active during the third and fourth quarters.

Risks to the outlook also include shipment declines as a result of economic events beyond the Company’s control. In addition to the impact on nonresidential and residential construction, the Company is exposed to risk in its estimated outlook from credit markets and the availability of and interest cost related to its debt.

The Company’s future performance is also exposed to risks from tax reform at the federal and state levels.

CONFERENCE CALL INFORMATION

The Company will discuss its first quarter earnings results on a conference call and online web simulcast today (April 30, 2015). The live broadcast of the Martin Marietta conference call will begin at 2:00 p.m. Eastern Time today. An online replay will be available approximately two hours following the conclusion of the live broadcast. A link to these events will be available at the Company’s website. Additionally, the Company has posted supplemental financial information related to its first-quarter performance on its website.

For those investors without online web access, the conference call may also be accessed by calling (970) 315-0423, confirmation number 25543184.

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MLM Announces First-Quarter 2015 Results

April 30, 2015

Martin Marietta, an American-based company and a member of the S&P 500 Index, is a leading supplier of aggregates and heavy building materials, with operations spanning 32 states, Canada and the Caribbean. Dedicated teams at Martin Marietta supply the resources for the roads, sidewalks and foundations on which we live. Martin Marietta’s Magnesia Specialties business provides a full range of magnesium oxide, magnesium hydroxide and dolomitic lime products. For more information, visit www.martinmarietta.com or www.magnesiaspecialties.com.

If you are interested in Martin Marietta Materials, Inc. stock, management recommends that, at a minimum, you read the Company’s current annual report and Forms 10-K, 10-Q and 8-K reports to the Securities and Exchange Commission (SEC) over the past year. The Company’s recent proxy statement for the annual meeting of shareholders also contains important information. These and other materials that have been filed with the SEC are accessible through the Company’s website at www.martinmarietta.com and are also available at the SEC’s website at www.sec.gov. You may also write or call the Company’s Corporate Secretary, who will provide copies of such reports.

Investors are cautioned that all statements in this press release that relate to the future involve risks and uncertainties, and are based on assumptions that the Company believes in good faith are reasonable but which may be materially different from actual results. Forward-looking statements give the investor our expectations or forecasts of future events. You can identify these statements by the fact that they do not relate only to historical or current facts. They may use words such as “anticipate,” “expect,” “should be,” “believe,” “will”, and other words of similar meaning in connection with future events or future operating or financial performance. Any or all of our forward-looking statements here and in other publications may turn out to be wrong.

Factors that the Company currently believes could cause actual results to differ materially from the forward-looking statements in this press release include, but are not limited to, Congress’ actions and timing surrounding federal highway funding and uncertainty over the funding mechanism for the Highway Trust Fund; the performance of the United States economy and the resolution and impact of the debt ceiling and sequestration issues; widespread decline in aggregates pricing; the history of both cement and ready mixed concrete, to be subject to significant changes in supply, demand and price; the termination, capping and/or reduction of the federal and/or state gasoline tax(es) or other revenue related to infrastructure construction; the level and timing of federal and state transportation funding, most particularly in Texas, North Carolina, Iowa, Colorado and Georgia; the ability of states and/or other entities to finance approved projects either with tax revenues or alternative financing structures; levels of construction spending in the markets the Company serves; a reduction in defense spending, and the subsequent impact on construction activity on or near military bases; a decline in the commercial component of the nonresidential construction market, notably office and retail space; a slowdown in energy-related drilling activity, particularly in Texas; a slowdown in residential construction recovery; a reduction in construction activity and related shipments due to a decline in funding under the domestic farm bill; unfavorable weather conditions, particularly Atlantic Ocean hurricane activity, the late start to spring or the early onset of winter and the impact of a drought or excessive rainfall in the markets served by the Company; the volatility of fuel costs, particularly diesel fuel, and the impact on the cost of other consumables, namely steel, explosives, tires and conveyor belts, and with respect to the Specialty Products business, natural gas; continued increases in the cost of other repair and supply parts; unexpected equipment failures, unscheduled maintenance, industrial accident or other prolonged and/or significant disruption to cement production facilities; increasing governmental regulation, including environmental laws; transportation availability, notably the availability of railcars and locomotive power to move trains to supply the Company’s Texas, Florida and Gulf Coast markets; increased transportation costs, including increases from higher passed-through energy and other costs to comply with tightening regulations as well as higher volumes of rail and water shipments; availability of trucks and licensed drivers for transport of our materials, particularly in areas with significant energy-related activity, such as Texas and Colorado; availability and cost of construction equipment in the United States; weakening in the steel industry markets served by the Company’s dolomitic lime products; proper functioning of information technology and automated operating systems to manage or support operations; inflation and its effect on both production and interest costs; ability to successfully integrate acquisitions quickly and in a cost-effective manner and achieve anticipated profitability to maintain compliance with the Company’s leverage ratio debt covenant; changes in tax laws, the interpretation of such laws and/or administrative practices that would increase the Company’s tax rate; violation of the Company’s debt covenant if price and/or volumes return to previous levels of instability; downward pressure on the Company’s common stock price and its impact on goodwill impairment evaluations; reduction of the Company’s credit rating to non-investment grade resulting from strategic acquisitions; and other risk factors listed from time to time found in the Company’s filings with the SEC. Other factors besides those listed here may also adversely affect the Company, and may be material to the Company. The Company assumes no obligation to update any such forward-looking statements.

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MLM Announces First-Quarter 2015 Results

April 30, 2015

MARTIN MARIETTA MATERIALS, INC.

Unaudited Statements of Earnings

(In millions, except per share amounts)

	Three Months Ended
	March 31,
	2015	2014
Net sales	$631.9	$379.7
Freight and delivery revenues	59.5	49.0
Total revenues	691.4	428.7
Cost of sales	557.6	353.9
Freight and delivery costs	59.5	49.0
Total cost of revenues	617.1	402.9
Gross profit	74.3	25.8
Selling, general and administrative expenses	49.5	34.2
Acquisition-related expenses, net	1.6	9.5
Other operating (income), net	(2.4)	(2.0)
Earnings (Loss) from operations	25.6	(15.9)
Interest expense	19.3	12.2
Other nonoperating expenses, net	0.9	3.5
Earnings (Loss) from continuing operations before taxes on income	5.4	(31.6)
Income tax benefit	(0.8)	(8.5)
Earnings (Loss) from continuing operations	6.2	(23.1)
Discontinued operations, net of related income taxes	—	-
Consolidated net earnings (loss)	6.2	(23.1)
Less: Net earnings (loss) attributable to noncontrolling interests	0.1	(1.5)
Net earnings (loss) attributable to Martin Marietta Materials, Inc.	$6.1	$(21.6)
Net earnings (loss) per common share:
Basic from continuing operations attributable to common shareholders	$0.07	$(0.47)
Discontinued operations attributable to common shareholders	—	—
	$0.07	$(0.47)
Diluted from continuing operations attributable to common shareholders	$0.07	$(0.47)
Discontinued operations attributable to common shareholders	—	—
	$0.07	$(0.47)
Dividends per common share	$0.40	$0.40
Average number of common shares outstanding:
Basic	67.4	46.3
Diluted	67.7	46.3

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MLM Announces First-Quarter 2015 Results

April 30, 2015

MARTIN MARIETTA MATERIALS, INC.

Unaudited Financial Highlights

(In millions)

	Three Months Ended
	March 31,
	2015	2014
Net sales:
Aggregates Business:
Mid-America Group	$129.7	$106.5
Southeast Group	59.7	55.4
West Group	287.1	160.4
Total Aggregates Business	476.5	322.3
Cement	96.6	—
Magnesia Specialties	58.8	57.4
Total	$631.9	$379.7
Gross profit (loss):
Aggregates Business:
Mid-America Group	$7.1	$(1.5)
Southeast Group	3.1	(2.9)
West Group	28.5	12.0
Total Aggregates Business	38.7	7.6
Cement	19.0	—
Magnesia Specialties	20.2	18.8
Corporate	(3.6)	(0.6)
Total	$74.3	$25.8
Selling, general and administrative expenses:
Aggregates Business:
Mid-America Group	$12.9	$13.0
Southeast Group	4.3	4.2
West Group	15.7	10.9
Total Aggregates Business	32.9	28.1
Cement	6.7	—
Magnesia Specialties	2.4	2.4
Corporate	7.5	3.7
Total	$49.5	$34.2
Earnings (Loss) from operations:
Aggregates Business:
Mid-America Group	$(4.2)	$(11.8)
Southeast Group	(1.5)	(6.1)
West Group	14.5	2.1
Total Aggregates Business	8.8	(15.8)
Cement	12.2	—
Magnesia Specialties	17.8	16.3
Corporate	(13.2)	(16.4)
Total	$25.6	$(15.9)

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MLM Announces First-Quarter 2015 Results

April 30, 2015

MARTIN MARIETTA MATERIALS, INC.

Unaudited Financial Highlights

(In millions)

	Three Months Ended
	March 31,
	2015	2014
Net sales by product line:
Heritage:
Aggregates Business:
Aggregates	$300.3	$263.9
Asphalt	9.6	10.5
Ready Mixed Concrete	41.2	38.0
Road Paving	7.1	9.9
Total Aggregates Business	358.2	322.3
Magnesia Specialties Business	58.8	57.4
Acquisition:
Aggregates Business:
Aggregates	31.9	—
Ready Mixed Concrete	86.4	—
Total Aggregates Business	118.3	—
Cement Business	96.6	—
Total	$631.9	$379.7
Gross profit (loss) by product line:
Heritage:
Aggregates Business:
Aggregates	$34.5	$10.1
Asphalt	(1.5)	(1.4)
Ready Mixed Concrete	5.2	2.9
Road Paving	(3.3)	(4.0)
Total Aggregates Business	34.9	7.6
Magnesia Specialties Business	20.2	18.8
Corporate	(2.8)	(0.6)
Acquisition:
Aggregates Business:
Aggregates	6.9	—
Ready Mixed Concrete	(3.1)	—
Total Aggregates Business	3.8	—
Cement Business	19.0	—
Corporate	(0.8)	—
Total	$74.3	$25.8
Depreciation	$59.8	$40.1
Depletion	3.1	1.1
Amortization	4.4	1.3
	$67.3	$42.5

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MLM Announces First-Quarter 2015 Results

April 30, 2015

MARTIN MARIETTA MATERIALS, INC.

Unaudited Financial Highlights

(Dollars in millions)

	Three Months Ended
	March 31
	Heritage Martin Marietta(1)	Acquired Operations(2)	Nonrecurring TXI Transaction Items(3)	Consolidated
	2015	2015	2015	2015
Net sales	$417.0	$214.9	$—	$631.9
Freight and delivery revenues	48.6	10.9	—	59.5
Total revenues	465.6	225.8	—	691.4
Cost of sales	364.7	192.9	—	557.6
Freight and delivery costs	48.6	10.9	—	59.5
Total cost of revenues	413.3	203.8	—	617.1
Gross profit	52.3	22.0	—	74.3
Selling, general and administrative expenses(4)	36.7	12.8	—	49.5
Acquisition-related expenses, net	0.2	—	1.4	1.6
Other operating (income) expense, net	(2.5)	0.1	—	(2.4)
Earnings (Loss) from operations	$17.9	$9.1	$(1.4)	$25.6

(1)

Heritage Martin Marietta is consolidated 2015 results excluding the operating results of acquired TXI locations and two small acquisitions closed in the first quarter and nonrecurring items directly attributable to the TXI acquisition.

(2)	Acquired operations reflect the operating results of all acquired TXI locations and two small acquisitions closed in the first quarter.
(3)	Nonrecurring TXI transaction items are attributable to the TXI acquisition and reflect integration expenses.
(4)	Selling, general and administrative expenses for acquired operations include the allocation of $1.4 million of Corporate overhead.

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MLM Announces First-Quarter 2015 Results

April 30, 2015

	Three Months Ended
	March 31
	Heritage Martin Marietta	Heritage Martin Marietta	Variance(5) - Favorable
	2015	2014	(Unfavorable)
Net sales	$417.0	$379.7	$37.3
Freight and delivery revenues	48.6	49.0	(0.4)
Total revenues	465.6	428.7	36.9
Cost of sales	364.7	353.9	(10.8)
Freight and delivery costs	48.6	49.0	0.4
Total cost of revenues	413.3	402.9	(10.4)
Gross profit	52.3	25.8	26.5
Selling, general and administrative expenses	36.7	34.2	(2.5)
Acquisition-related expenses, net	0.2	9.5	9.3
Other operating (income) & expenses, net	(2.5)	(2.0)	0.5
Earnings (Loss) from operations	$17.9	$(15.9)	$33.8

(5)	The variance reflects the change between Heritage Martin Marietta 2015 and Heritage Martin Marietta 2014.

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MLM Announces First-Quarter 2015 Results

April 30, 2015

MARTIN MARIETTA MATERIALS, INC.

Unaudited Financial Highlights - West Group

(Dollars in millions)

	Three Months Ended
	March 31
	Heritage West	Acquired Operations	West
	2015(1)	2015(2)	2015
Net sales	$168.9	$118.2	$287.1
Freight and delivery revenues	28.1	5.3	33.4
Total revenues	197.0	123.5	320.5
Cost of sales	144.4	114.2	258.6
Freight and delivery costs	28.1	5.3	33.4
Total cost of revenues	172.5	119.5	292.0
Gross profit	$24.5	$4.0	$28.5

(1)	Heritage West 2015 results reflect the 2015 West results less the operating results of acquired TXI locations.
(2)	Acquired operations reflect the operating results for all acquired TXI aggregates and ready mixed concrete operations reported in the West Group.

	Three Months Ended
	March 31
	Heritage West	West	Variance(3) - Favorable
	2015	2014	(Unfavorable)
Net sales	$168.9	$160.4	$8.5
Freight and delivery revenues	28.1	30.3	(2.2)
Total revenues	197.0	190.7	6.3
Cost of sales	144.4	148.4	4.0
Freight and delivery costs	28.1	30.3	2.2
Total cost of revenues	172.5	178.7	6.2
Gross profit	$24.5	$12.0	$12.5

(3)	The variance reflects the change between Heritage West 2015 and West 2014.

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MLM Announces First-Quarter 2015 Results

April 30, 2015

MARTIN MARIETTA MATERIALS, INC.

Balance Sheet Data

(In millions)

	March 31,	December 31,	March 31,
	2015	2014	2014
	(Unaudited)	(Audited)	(Unaudited)
ASSETS
Cash and cash equivalents	$56.4	$108.7	$35.8
Accounts receivable, net	381.4	421.0	242.6
Inventories, net	505.0	484.9	354.7
Other current assets	338.9	274.2	125.1
Property, plant and equipment, net	3,365.1	3,402.8	1,793.5
Intangible assets, net	2,663.4	2,664.0	664.4
Other noncurrent assets	107.4	108.8	39.2
Total assets	$7,417.6	$7,464.4	$3,255.3
LIABILITIES AND EQUITY
Current maturities of long-term debt and short-term facilities	$14.4	$14.3	$12.4
Other current liabilities	329.2	382.3	181.4
Long-term debt (excluding current maturities)	1,566.6	1,571.1	1,055.5
Other noncurrent liabilities	1,165.2	1,144.0	461.7
Total equity	4,342.2	4,352.7	1,544.3
Total liabilities and equity	$7,417.6	$7,464.4	$3,255.3

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MLM Announces First-Quarter 2015 Results

April 30, 2015

MARTIN MARIETTA MATERIALS, INC.

Unaudited Statements of Cash Flows

(In millions)

	Three Months Ended
	March 31,
	2015	2014
Operating activities:
Consolidated net earnings (loss)	$6.2	$(23.1)
Adjustments to reconcile consolidated net earnings (loss) to net cash provided by operating activities:
Depreciation, depletion and amortization	67.3	42.5
Stock-based compensation expense	2.9	1.4
Gains on divestitures and sales of assets	(1.6)	(1.1)
Deferred income taxes	27.8	(5.1)
Excess tax benefits from stock-based compensation	(0.1)	(0.6)
Other items, net	1.1	1.2
Changes in operating assets and liabilities, net of effects of acquisitions and divestitures:
Accounts receivable, net	40.0	2.8
Inventories, net	(19.1)	(7.4)
Accounts payable	(20.3)	(4.8)
Other assets and liabilities, net	(69.1)	0.8
Net cash provided by operating activities	35.1	6.6
Investing activities:
Additions to property, plant and equipment	(56.1)	(36.9)
Acquisitions, net	(10.6)	—
Proceeds from divestitures and sales of assets	1.5	1.4
Repayments from affiliate	1.8	—
Net cash used for investing activities	(63.4)	(35.5)
Borrowings of long-term debt	—	60.0
Repayments of long-term debt	(4.7)	(23.1)
Payments on capital leases	(0.8)	(0.5)
Change in bank overdraft	(0.2)	(2.6)
Dividends paid	(28.4)	(18.6)
Excess tax benefits from stock-based compensation	0.1	0.6
Issuances of common stock	9.9	6.5
Net cash (used for) provided by financing activities	(24.1)	22.3
Net decrease in cash and cash equivalents	(52.4)	(6.6)
Cash and cash equivalents, beginning of period	108.7	42.4
Cash and cash equivalents, end of period	$56.3	$35.8

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MLM Announces First-Quarter 2015 Results

April 30, 2015

MARTIN MARIETTA MATERIALS, INC.

Unaudited Operational Highlights

	Three Months Ended
	March 31, 2015
	Volume	Pricing
Volume/Pricing Variance (1)
Heritage Aggregates Product Line: (2)
Mid-America Group	18.1%	3.2%
Southeast Group	2.2%	6.0%
West Group	(6.1%)	17.6%
Heritage Aggregates Operations	3.7%	10.5%
Aggregates Product Line (3)	17.3%	11.4%

	Three Months Ended
	March 31,
Shipments (tons in thousands)	2015	2014
Heritage Aggregates Product Line: (2)
Mid-America Group	10,101	8,550
Southeast Group	4,090	4,001
West Group	11,332	12,068
Heritage Aggregates Operations	25,523	24,619
Acquisitions	3,313	—
Aggregates Product Line (3)	28,836	24,619

(1)	Volume/pricing variances reflect the percentage increase (decrease) from the comparable period in the prior year.
(2)	Heritage Aggregates Product Line and Heritage Aggregates Operations exclude volume and pricing data for acquisitions that have not been included in prior-year operations for the comparable period.
(3)	Aggregates Product Line includes acquisitions from the date of acquisition and divestitures through the date of disposal.

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MLM Announces First-Quarter 2015 Results

April 30, 2015

	Three Months Ended
	March 31,
	2015	2014
Heritage:
Aggregates tons - external customers	24,632	23,719
Internal aggregates tons used in other product lines	891	900
Total aggregates tons	25,523	24,619
Asphalt tons - external customers	213	248
Internal asphalt tons used in road paving business	57	78
Total asphalt tons	270	326
Ready Mixed Concrete - cubic yards	399	407
Acquisitions:
Aggregates tons - external customers	2,500	—
Internal aggregates tons used in other product lines	813	—
Total aggregates tons	3,313	—
Ready Mixed Concrete - cubic yards(4)	964	—
Cement tons-external customers	1,025	—
Internal cement tons used in other product lines	192	—
Total Cement tons(5)	1,217	—
Average unit sales price by product line (including internal sales):
Heritage:
Aggregates (per ton)	$11.96	$10.82
Asphalt (per ton)	$43.65	$42.26
Ready Mixed Concrete (per cubic yard)	$98.88	$89.27
Acquisitions:
Aggregates (per ton)	$12.83	$—
Ready Mixed Concrete (per cubic yard)(4)	$88.75	$—
Cement (per ton)(5)	$93.41	$—

(4)

Ready mix operations acquired by Martin Marietta on July 1, 2014. For comparative purposes, for the three months ended February 28, 2014, TXI shipped 1,085 cubic yards of ready mixed concrete from these operations. Assuming consistent classification of products included in ready mixed concrete sales, average selling price for the quarter ended March 31, 2015 was 3.2% higher compared with the three months ended February 28, 2014.

(5)

Cement operations acquired by Martin Marietta on July 1, 2014. For comparative purposes, for the quarter ended March 31, 2015, cement tons shipped or used in other product lines increased 6.7% compared with the three months ended February 28, 2014.

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MLM Announces First-Quarter 2015 Results

April 30, 2015

MARTIN MARIETTA MATERIALS, INC.

Non-GAAP Financial Measures

(Dollars in millions)

Gross margin as a percentage of net sales and operating margin as a percentage of net sales represent non-GAAP measures. The Company presents these ratios calculated based on net sales, as it is consistent with the basis by which management reviews the Company’s operating results. Further, management believes it is consistent with the basis by which investors analyze the Company’s operating results, given that freight and delivery revenues and costs represent pass-throughs and have no profit markup. Gross margin and operating margin calculated as percentages of total revenues represent the most directly comparable financial measures calculated in accordance with generally accepted accounting principles (“GAAP”). The following tables present the calculations of gross margin and operating margin for the three months ended March 31, 2015 and 2014, in accordance with GAAP and reconciliations of the ratios as percentages of total revenues to percentages of net sales:

Gross Margin in Accordance with Generally Accepted	Three Months Ended
Accounting Principles	March 31,
	2015	2014
Gross profit	$74.3	$25.8
Total revenues	$691.4	$428.7
Gross margin	10.7%	6.0%

	Three Months Ended
Gross Margin Excluding Freight and Delivery Revenues	March 31,
	2015	2014
Gross profit	$74.3	$25.8
Total revenues	$691.4	$428.7
Less: Freight and delivery revenues	(59.5)	(49.0)
Net sales	$631.9	$379.7
Gross margin excluding freight and delivery revenues	11.8%	6.8%

Operating Margin in Accordance with Generally Accepted	Three Months Ended
Accounting Principles	March 31,
	2015	2014
Earnings (Loss) from operations	$25.6	$(15.9)
Total revenues	$691.4	$428.7
Operating margin	3.7%	(3.7%)

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MLM Announces First-Quarter 2015 Results

April 30, 2015

	Three Months Ended
Operating Margin Excluding Freight and Delivery Revenues	March 31,
	2015	2014
Earnings (Loss) from operations	$25.6	$(15.9)
Total revenues	$691.4	$428.7
Less: Freight and delivery revenues	(59.5)	(49.0)
Net sales	$631.9	$379.7
Operating margin excluding freight and delivery revenues	4.0%	(4.2%)

The Company presents the earnings per diluted share impact of acquisition-related expenses, net, related to the TXI acquisition, which represents a non-GAAP measure. It is presented for investors and analysts to evaluate and forecast the Company’s ongoing financial results, as acquisition-related expenses related to TXI are nonrecurring.

The following shows the calculation of the impact of acquisition-related expenses, net, related to the combination with TXI on the loss per diluted share for the quarter ended March 31, 2014:

Acquisition-related expenses, net, related to the business combination with TXI	$9.5
Income tax benefit	(3.8)
After-tax impact of acquisition-related expenses, net, related to the business combination with TXI	$5.7
Diluted average number of common shares outstanding	46.3
Per diluted share impact of acquisition-related expenses, net, related to the business combination with TXI	$(0.12)

The Company presents the increase in heritage aggregates product line shipments for the West Group and the Aggregates business excluding the three operations that were divested in the third quarter of 2014. These non-GAAP measures are presented for investors and analysts to have a more comparable analysis of shipment trends based on the operations owned by the Company for the quarter ended March 31, 2015. The following shows the calculation of the heritage aggregates product line shipments for the West Group and the Aggregates business for the quarter ended March 31, 2014, excluding shipments from the operations divested in the third quarter of 2014 (tons in thousands).

	West Group	Aggregates Business
Reported heritage aggregates product line shipments for quarter ended March 31, 2014	12,068	24,619
Less: aggregates product line shipments for three operations divested in third quarter of 2014	(759)	(759)
Adjusted heritage aggregates product line shipments for quarter ended March 31, 2014	11,309	23,860
Reported heritage aggregates product line shipments for quarter ended March 31, 2015	11,332	25,523
Increase in 2015 heritage aggregates product line shipments over adjusted shipments for quarter ended March 31, 2014	0.2%	7.0%

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MLM Announces First-Quarter 2015 Results

April 30, 2015

The ratio of Consolidated Debt-to-Consolidated EBITDA, as defined, for the trailing twelve months is a covenant under the Company’s revolving credit facility, term loan facility and accounts receivable securitization facility. Under the terms of these agreements, as amended, the Company’s ratio of Consolidated Debt-to-Consolidated EBITDA as defined, for the trailing twelve months can not exceed 3.50 times as of March 31, 2015, with certain exceptions related to qualifying acquisitions, as defined.

The following presents the calculation of Consolidated Debt-to-Consolidated EBITDA, as defined, for the trailing-twelve months at March 31, 2015.

For supporting calculations, refer to Company’s website at www.martinmarietta.com.

Twelve-Month Period April 1, 2014 to March 31, 2015
Earnings from continuing operations attributable to Martin Marietta Materials, Inc.	$183.4
Add back:
Interest expense	73.2
Income tax expense	102.4
Depreciation, depletion and amortization expense	244.2
Stock-based compensation expense	10.5
TXI acquisition-related expenses, net,	34.4
Deduct:
Interest income	(0.1)
TXI EBITDA pre-acquisition (April 1, 2014 - June 30, 2014)	12.9
Consolidated EBITDA, as defined	$661.0
Consolidated Debt, including debt for which the Company is a co-borrower, at March 31, 2015	$1,606.7
Consolidated Debt-to-Consolidated EBITDA, as defined, at March 31, 2015 for the trailing twelve-month EBITDA	2.43 times

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MLM Announces First-Quarter 2015 Results

April 30, 2015

EBITDA is a widely accepted financial indicator of a company’s ability to service and/or incur indebtedness. EBITDA is not defined by generally accepted accounting principles and, as such, should not be construed as an alternative to net earnings or operating cash flow. For further information on EBITDA, refer to the Company’s website at www.martinmarietta.com. EBITDA is as follows for the three months ended March 31, 2015 and 2014.

	Three Months Ended
	March 31,
	2015	2014
Consolidated Earnings Before Interest, Income Taxes, Depreciation, Depletion and Amortization (EBITDA)	$91.2	$24.2

A Reconciliation of Net Earnings (Loss) Attributable to Martin Marietta Materials, Inc. to Consolidated EBITDA is as follows:

	Three Months Ended
	March 31,
	2015	2014
Net Earnings (Loss) Attributable to Martin Marietta Materials, Inc.	$6.2	$(21.6)
Add back:
Interest Expense	19.3	12.2
Income Tax Benefit for Controlling Interests	(0.8)	(8.4)
Depreciation, Depletion and Amortization Expense	66.5	42.0
Consolidated EBITDA	$91.2	$24.2

The following reconciles earnings before taxes on income to EBITDA for the Cement business and the legacy TXI operations for the quarter ended March 31, 2015 is as follows:

	Cement	Legacy TXI
	Business	Operations
Earnings Before Taxes On Income	$12.2	$8.4
Add back:
Interest Expense	0.1	1.7
Depreciation, Depletion and Amortization Expense	15.2	25.4
EBITDA	$27.5	$35.5

-END-